                                                    EXHIBIT 5.1





Deluxe Corporation
1080 W. County Road F
Shoreview, Minnesota 55126-8201

     Re:  Registration Statement on Form S-3
          of Deluxe Corporation (the "Company")

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of the Company and have acted as counsel to the Company in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed sale from time to time by the Company of $300,000,000 aggregate principal amount of the Company's Debt Securities (the "Debt Securities") pursuant to an Indenture (the "Indenture") to be entered into by and between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee").

I have examined such documents, including resolutions of the Board of Directors of the Company adopted on November 11, 1994, as amended on August 11, 1995 (the "Financing Resolution"), and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinion set forth below. In rendering such opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials. Capitalized terms used and not defined herein shall have the meanings assigned to them in the proposed form of Indenture included as Exhibit 4.1 to the Registration Statement.

Based on the foregoing, I am of the opinion that, when the specific terms of a series of Debt Securities have been specified in a Supplemental Indenture or an Officers' Certificate which has been executed and delivered to the Trustee by an officer of the Company authorized to do so in the Financing Resolution, such series of Debt Securities

Deluxe Corporation
Page 2


will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment therefor in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

The opinion set forth above is subject to the following qualifications and exceptions:

     (a) The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

     (b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     (c) In rendering the opinion, I have assumed that, at the time of the authentication and delivery of a series of Securities, the Financing Resolution referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and the sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

     (d) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment.

     (e) Minnesota Statutes Section 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of

Deluxe Corporation
Page 3


     action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as the opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, I have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

The opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America. The Indenture states that it is governed by New York law. I have not examined the question of what law would govern the interpretation or enforcement of the Indenture and my opinion is based on the assumption, for purposes hereof, that the internal laws of the State of Minnesota and the federal laws of the United States of America would govern the Indenture and the transactions contemplated thereby.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Debt Securities" in the Prospectus constituting part of the Registration Statement.

Dated:  August 23, 1995

Very truly yours,

/s/ John H. LeFevre

John H. LeFevre
Senior Vice President, General
Counsel and Secretary

/gs